OPINION OF PORTER, WRIGHT, MORRIS & ARTHUR, LLP

Exhibit 8

Form of PWMA Tax Opinion

                   , 2005

Oak Hill Financial, Inc.	Lawrence Financial Holdings, Inc.
14621 State Road 93	311 South Fifth Street
Jackson, Ohio 45640	Ironton, Ohio 45638

Ladies and Gentlemen:

     We have acted as tax counsel to Oak Hill Financial, Inc., an Ohio corporation (“Oak Hill Financial”), in connection with the transactions contemplated by the terms and provisions of the Agreement and Plan of Merger, dated as of October 12, 2004 (the “Agreement”), by and between Oak Hill Financial and Lawrence Financial Holdings, Inc., a Maryland corporation (“Lawrence Financial”). Pursuant to Section 7.04 of the Agreement, the delivery of this opinion is a condition to the closing of the merger of Lawrence Financial with and into Oak Hill Financial pursuant to the terms of the Agreement (the “Merger”). All capitalized terms used herein, unless otherwise specified, have the meanings assigned to them in the Agreement.

     In rendering this opinion, we have examined the originals or certified, conformed, or reproduction copies of, and have relied upon the accuracy of, without independent verification or investigation, (i) the Agreement, (ii) the statements, assumptions and representations contained in (a) the Certificate of Representations of Lawrence Financial, executed by a duly authorized officer of Lawrence Financial and dated as of the date hereof, and (b) the Certificate of Representations of Oak Hill Financial, executed by a duly authorized officer of Oak Hill Financial and dated as of the date hereof (collectively, the “Certificates”), (iii) the Registration Statement of Oak Hill Financial on Form S-4, and the proxy statement/prospectus of Oak Hill Financial included therein, filed with the Securities and Exchange Commission on December 17, 2004, as amended by Pre-Effective Amendment No. 1 on    , 200   (the “Registration Statement”), and (iv) such other documents as we have deemed necessary or appropriate as a basis for the opinion set forth below (together with the Agreement, the Certificates, and the Registration Statement, collectively, the “Transactional Documents”).

     In the Merger, Lawrence Financial will merge with and into Oak Hill Financial under applicable state law, with Oak Hill Financial as the surviving corporation, and the shareholders of Lawrence Financial, in exchange for their shares of Lawrence Financial, will receive consideration as described in the Transactional Documents.

     In connection with our review of the Transactional Documents, we have assumed the genuineness of all signatures, the authenticity of all items submitted to us as originals, the uniformity with authentic originals of all items submitted to us as copies, and the conformity to final versions of all items submitted to us in draft version. We also have assumed, without independent verification or investigation, that (i) we have been provided with true, correct, and complete copies of all such documents, (ii) none of such documents has been amended or modified, (iii) all such documents are in full force and effect in accordance with the terms thereof, (iv) there are no other documents which affect the opinions hereinafter set forth, and (v) the documents reviewed by us reflect the entire agreement of the parties thereto with respect to the subject matter thereof. In addition, we assume that all representations made to the knowledge of any person or entity or with similar qualification are true and correct as if made without such qualification.

     Our opinion is based on the understanding that the relevant facts, as of the Effective Time, are as set forth in this letter. If this understanding is incorrect or incomplete in any respect, our opinion may be affected. Our opinion also is based on the Internal Revenue Code of 1986, as amended (the “Code”), the Treasury Department regulations promulgated thereunder, case law, and rulings of the Internal Revenue Service (the “Service”) as they now exist. These authorities are all subject to change, and such change may be made with retroactive effect. We can

Form of Legal Opinion
Oak Hill Financial, Inc.
                          , 2005

give no assurance that, after any such change, our opinion would not be different. Our opinion represents only our best judgment as to the federal income tax consequence of the Merger and is not binding on the Service or the courts and there can be no assurance that the Service or a court of law would agree with our opinion. No ruling has been, or will be, requested from the Service as to the federal income tax consequence described below.

     Based solely upon and subject to the foregoing, we are of the opinion that the Merger will constitute a “reorganization” within the meaning of Section 368(a) and Section 368(a)(1)(A) of the Code, and that each of Oak Hill Financial and Lawrence Financial will be a “party to a reorganization” within the meaning of Section 368(b) of the Code.

     Our opinion is limited to the foregoing, which is the only matter as to which you have requested our opinion. We do not address any other federal income tax consequences of the Merger or other matters of federal law and have not considered matters (including state or local tax consequences) arising under the laws of any jurisdiction other than matters of federal law arising under the laws of the United States. We undertake no responsibility to update this opinion.

     The opinion expressed herein is furnished specifically for you, and may not be relied upon, assigned, quoted, or otherwise used in any manner or for any purpose by any other person or entity without our specific prior written consent. Notwithstanding the preceding sentence, we hereby consent to the filing of this form of opinion with the Securities and Exchange Commission as an exhibit to the Registration Statement, and to the references to our firm in the Registration Statement under the captions “The Merger—Material Federal Income Tax Consequences of the Merger” and “Legal Matters.” In giving such consent, we do not thereby admit that we fall within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended.

Respectfully,